Exhibit 10.1

LOAN AGREEMENT

BETWEEN AND AMONG

REPUBLIC FIRST BANK

(D/B/A REPUBLIC BANK)

AND

RESOURCE CAPITAL INVESTOR, INC.

AND

RESOURCE PROPERTIES XXX, INC.

TABLE OF CONTENTS
Page
ARTICLE 1 DEFINITIONS		1
1.1	DEFINITIONS	1
1.2	UNDEFINED TERMS; ACCOUNTING TERMS	4
ARTICLE 2 AMOUNTS, TERMS AND CONDITIONS OF LINE OF CREDIT FACILITY		5
2.1	LINE OF CREDIT FACILITY.	5
2.2	LINE OF CREDIT NOTE	6
2.3	PAYMENTS.	6
2.4	COMPUTATIONS.	7
2.5	CONFIRMATION OF BORROWER'S LIABILITIES	7
2.6	LATE CHARGE	7
2.7	CROSS-DEFAULT	7
ARTICLE 3 BORROWER'S ACCESS TO PLEDGE ACCOUNT DIVIDENDS		7
3.1	BORROWER'S RIGHTS	7
3.2	DIRECTION LETTERS	7
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF BORROWER		8
4.1	ORGANIZATION, QUALIFICATION OF BORROWER	8
4.2	AFFILIATIONS; FICTITIOUS NAMES	8
4.3	AUTHORITY, AUTHORIZATION	8
4.4	ENFORCEABILITY	8
4.5	CONFLICTS	9
4.6	LITIGATION	9
4.7	COMPLIANCE WITH LAWS	9
4.8	TAXES.	10
4.9	FINANCIAL CONDITION	10
4.10	CONTINGENT LIABILITIES	10
4.11	OPERATIONS OF BORROWER	10
4.12	LABOR	11
4.13	ENVIRONMENTAL REPRESENTATIONS, OBLIGATIONS AND COVENANTS	11
4.14	FRAUD	11
4.15	UNIQUE TAX LOT	11
4.16	SPECIAL ASSESSMENTS	11
4.17	FLOOD ZONE	11
4.18	CONDITION OF IMPROVEMENTS	11
4.19	NO CONDEMNATION	12
4.20	NO LABOR OR MATERIALMEN CLAIMS	12
4.21	NO PURCHASE OPTIONS	12
4.22	LEASES	12
4.23	INTENTIONALLY DELETED	12
4.24	NO BROKER	12
4.25	CONVICTION OF CRIMINAL ACTS	12
4.26	ACCESS/UTILITIES	12
4.27	ZONING	12

i

ARTICLE 5 CONDITIONS OF LENDING		12
5.1	LOAN DOCUMENTS	13
5.2	REPRESENTATIONS, WARRANTIES	13
5.3	DEFAULTS.	13
5.4	CERTIFICATES, SUPPORTING DOCUMENTS	13
5.5	COLLATERAL SECURITY DOCUMENTS	13
5.6	INSURANCE	13
5.7	APPRAISAL	13
5.8	ADDITIONAL INSTRUMENTS	13
5.9	LOAN FEE	13
5.10	ENVIRONMENTAL REPORT	13
ARTICLE 6 AFFIRMATIVE COVENANTS		14
6.1	FINANCIAL STATEMENTS	14
6.2	TD CREDIT FACILITY	15
6.3	LIABILITIES	15
6.4	ERISA	15
6.5	NOTICE OF DEFAULT, LABOR TROUBLES, LITIGATION	15
6.6	INSURANCE	15
6.7	POLICIES; PROCEEDS	16
6.8	BOOKS, RECORDS, AUDITS	16
6.9	TAXES, ETC.	16
6.10	COMPLIANCE WITH LAWS	16
6.11	BANKING RELATIONSHIP	16
6.12	FINANCIAL CONDITION	17
6.13	USE OF PROCEEDS	17
ARTICLE 7 NEGATIVE COVENANTS		17
7.1	DEBT	17
7.2	LIENS	17
7.3	ENDORSEMENTS, ETC.	18
7.4	CHANGE IN BUSINESS	18
7.5	CONTINGENT LIABILITIES	18
7.6	SALES AND LEASES AND LEASE-BACKS	18
7.7	LIMITATION OF LEASES	18
7.8	REMOVAL AND PROTECTION OF PROPERTY	18
7.9	TRANSACTIONS WITH AFFILIATES	19
7.10	DISPOSITION OF ASSETS	19
7.11	DISPOSITION OF ACCOUNTS	19
ARTICLE 8 EVENTS OF DEFAULT, REMEDIES		19
8.1	EVENTS OF DEFAULT	19
8.2	ACCELERATION AND TERMINATION OF COMMITMENTS	21
8.3	RIGHT OF SET-OFF	21
8.4	CUMULATIVE REMEDIES	21

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ARTICLE 9 MISCELLANEOUS		22
9.1	WAIVERS	22
9.2	NOTICES	22
9.3	LEGAL COSTS; FILING COSTS	23
9.4	RIGHT OF ENTRY	23
9.5	NO WAIVER	23
9.6	APPLICATION OF PROCEEDS.	24
9.7	SURVIVAL OF REPRESENTATION, WARRANTIES AND COVENANTS	24
9.8	SUCCESSORS	24
9.9	GOVERNING LAW.	24
9.10	HEADINGS	25
9.11	SEVERABILITY	25
9.12	ENTIRE AGREEMENT	25
9.13	LOCATION OF RECORDS	25
9.14	CONFLICTING PROVISIONS	25
9.15	SUBMISSION TO JURISDICTION	25

iii

LOAN AGREEMENT

THIS LOAN AGREEMENT (the "Agreement") is made February 25, 2011 (the "Effective Date"), between and among REPUBLIC FIRST BANK (D/B/A REPUBLIC BANK) (the "Bank"), a Pennsylvania chartered bank, having an address at Two Liberty Place, Suite 2400, 50 S. 16th Street, Philadelphia, PA 19102, and RESOURCE CAPITAL INVESTOR, INC., a Delaware corporation (“RCI”), and RESOURCE PROPERTIES XXX, INC., a Delaware corporation (“RP XXX” and together with RCI, collectively, "Borrower"), each with offices at One Crescent Drive, Suite 203, Navy Yard Corporate Center, Philadelphia, PA 19112.

Borrower and Bank, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, and intending to be legally bound, hereby agree as follows.

ARTICLE 1
DEFINITIONS

1.1           Definitions.  For purposes of this Agreement, the following terms shall have the following meanings when such terms are capitalized in the text including when such terms are used in the definition of other defined terms in this Article 1:

Advance.  The meaning given to such term in Section 2.1 hereof.

Affiliate.  With respect to any Person, another Person directly or indirectly Controlling, Controlled by or under common Control with any such Person.

Agreement.  This Loan Agreement and all amendments, modifications and supplements hereto and restatements of this Loan Agreement.

Bank.  Republic First Bank (D/B/A Republic Bank), or any Affiliate or successor bank.

Bankruptcy Code.  The Bankruptcy Reform Act of 1994 and all similar or successor statutes, and all rules and regulations of Federal agencies and authorities promulgated under those statutes, all as they have been and may be amended from time to time.

Borrower.  Collectively, jointly and severally, Resource Capital Investor, Inc., a Delaware corporation, and Resource Properties XXX, Inc., a Delaware corporation.

Borrowing Base.  At any time, an amount equal to the lesser of: (a) the sum of (i) 25% of the appraised value of the Real Estate, based upon the most recent appraisal of the Real Estate delivered to Bank and acknowledged by Bank in writing to be in form and substance acceptable to Bank, and (ii) 100% of the cash and 75% of the market value of the Shares, determined with reference to the most recent daily end of trading price quote for shares of common stock of Resource Capital Corp., a Maryland corporation ("RCC"), with a New York Stock Exchange ticker symbol of "RSO", held in the Pledged Account at such time; and (b) 100% of the cash and 100% of the market value of the Shares, determined as aforesaid, held in the Pledged Account at such time.  Bank acknowledges and agrees that, upon delivery of a satisfactory assignment from Sovereign Bank, the "as is" appraisal of the Real Estate prepared by Integra Realty Resources for Sovereign Bank, dated October 2, 2009, showing an "as is" value of $2,250,000.00 is in form and substance acceptable to Bank.

Business Day.  A day other than a Saturday, Sunday or Holiday on which financial institutions in the Philadelphia area are generally open for the transaction of banking business.

Code.  The Internal Revenue Code of 1986, as amended.

Control.  The possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting interests or securities, by contract or otherwise.

Controlled Group.  "Controlled Group" shall have the meaning set forth for "controlled group of corporations" at Section 1563 of the Code.

Custodian.  The institution at which the Pledged Account is maintained.

Debt.  (a)  All items of indebtedness or liability which, in accordance with generally accepted accounting principles consistently applied, would be included in determining total liabilities as shown on a balance sheet as of the date as of which the Debt is to be determined, (b) all indebtedness secured by any mortgage, pledge, lien or security interest existing on property owned by the Person whose Debt is being determined, whether or not the indebtedness secured thereby is an obligation of such entity, and (c) guaranties, endorsements (other than for purposes of collection in the ordinary course of business), other contingent obligations in respect of, or to purchase or to otherwise acquire, indebtedness of others, and other contingent obligations of a type described in Article 6 of this Agreement.

Default.  Any event specified in Section 8.1 of this Agreement.

ERISA.  The Employee Retirement Income Security Act of 1974, as amended, together with the rules and regulations promulgated thereunder.

Environmental Laws.  Any and all local, state and Federal laws, rules and regulations, and common laws duty pertaining to human health, natural resources or the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. §9601, et seq., the Resource Conservation and Recovery Act of 1976 (42 U.S.C. §6901, et seq.), the Federal Water Pollution Control Act (33 U.S.C. §1251, et seq.), the Clean Air Act (42 U.S.C. §7401, et seq.), the Emergency Planning and Community Right-To-Know Act (42 U.S.C. §1101, et seq.), The Endangered Species Act (16 U.S.C. §1531, et seq.), the Toxic Substances Control Act (15 U.S.C. §2601, et seq.), the Occupational Safety and Health Act (29 U.S.C. §651, et seq.) and the Hazardous Materials Transportation Act (49 U.S.C. §1801, et seq.), and the regulations promulgated pursuant to said laws, all as amended from time to time.

Event of Default.  Any event specified in Section 8.1 of this Agreement, provided that any requirement for notice or passage of time or any other condition has been satisfied.

Guarantor.  Resource America, Inc., a Delaware corporation.

Hazardous Substances.  Any and all hazardous, toxic, or harmful substances, wastes, materials, pollutants, or contaminants (including, without limitation, asbestos or asbestos-containing materials, lead based paint, polychlorinated biphenyls, petroleum or petroleum products or byproducts, flammable explosives, radioactive materials, infectious substances, radon gas, or raw materials which include hazardous constituents) or any other substances or materials which are included under or regulated by Environmental Laws.

Liabilities.  The obligations of Borrower to Bank:

(a)           To pay the principal of and all interest on the Note in accordance with the terms thereof, to pay all other amounts due by Borrower in accordance with the terms of this Agreement and/or the terms of any other Loan Documents, and to satisfy all of Borrower's liabilities to Bank hereunder, now existing, matured or unmatured, direct or contingent, primary or secondary, joint or several, including any extensions, modifications, renewals thereof and substitutions therefor, and liabilities of Borrower which Bank may have obtained by assignment, subrogation, or otherwise;

(b)           To repay Bank all amounts advanced by Bank hereunder on behalf of Borrower, including, but without limitation, advances for principal or interest, payments to prior secured parties, mortgagees, or lienors, or for taxes, levies, insurance, securities, registration fees, or agency fees for the Real Estate;

(c)           To reimburse Bank, on demand, for all of Bank's expenses and costs, including the reasonable fees and expenses of its counsel, in connection with the preparation of and closing under this Agreement and the amendment, modification or enforcement of this Agreement and the documents required hereunder, including, without limitation, any proceeding brought or threatened to enforce payment of any of the obligations referred to in the foregoing paragraphs (a) and (b), unless any of the foregoing are occasioned as the result of Bank's willful misconduct or gross negligence.

Line of Credit Facility.  The meaning given to such term in Section 2.1 of this Agreement.

Loan Account.  The account of Borrower on the books of Bank in which are recorded, inter alia, the payments of principal and interest made by Borrower to Bank.

Loan Documents.  Individually and collectively, this Agreement, the Mortgage, the Note, the Surety Agreement, the Pledge Agreement, and all other existing and future agreements, pledges, instruments, documents, assignments, leases, guarantees and contracts (including amendments, modifications and supplements to and restatements of any of the foregoing) delivered by or on behalf of Borrower and/or Guarantors in connection with this Agreement.

Mortgage.  The Open-End Leasehold Mortgage and Security Agreement dated the Effective Date encumbering the Real Estate with a mortgage lien in Bank's favor as security for the Note.

Note.  The Line of Credit Note dated the Effective Date executed by Borrower in the principal amount specified in Section 2.2 of this Agreement.

PBGC.  The Pension Benefit Guaranty Corporation or any successor thereto.

Person.  Any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, joint venture, court or government or political subdivision or agency thereof.

Plan.  Any plan subject to Title IV of ERISA and maintained for employees of Borrower, or any of its subsidiaries or any members of a Controlled Group of which Borrower is a part.

Pledge Agreement.  The Pledge and Security Agreement by RCI, as pledgor, in favor of Bank, as pledgee, in form and substance satisfactory to Bank, by which the Pledged Account shall be pledged to Bank.

Pledged Account.  The account at the Custodian in which the Shares are held.

Prime Rate.  The fluctuating annual rate of interest which is publicly announced and published in the Wall Street Journal from time to time for financial institutions and which shall be the lowest of all such published rates as being the "prime rate" or "base rate" thereafter in effect, with each change in the Prime Rate automatically, immediately and without notice changing the fluctuating interest rate thereafter applicable hereunder.

Real Estate.  Borrower’s leasehold estate in and to that certain property commonly known as Piers 3 and 5 Headhouse, 3-7 North Christopher Columbus Boulevard, Philadelphia, Pennsylvania, including all buildings and improvements located thereon and all rights and interests appurtenant thereto, all as more fully described in the Mortgage.

Reportable Event.  "Reportable Event" has the meaning assigned to such term in Section 4043(b) of ERISA or regulations issued thereunder.

Shares.  The shares of RCC common stock owned by Resource Capital Investor, Inc. and held in the Pledged Account (initially, 700,000 shares).

Surety Agreement.  The Unlimited Surety Agreement dated the Effective Date pursuant to which Guarantor will guaranty and become surety for Borrower's payment obligations under the Note and for payment and performance of the other obligations of Borrower respecting the Line of Credit Facility under the Loan Documents.

TD Credit Facility.  That certain credit facility extended to Guarantor, as evidenced by, among other things, that certain Loan and Security Agreement dated as of May 24, 2007 (as the same has been or may be amended or modified from time to time), among TD Bank, N.A., as Agent, the financial institutions party thereto from time to time, and Guarantor.

1.2           Undefined Terms; Accounting Terms.  Unless expressly provided in this Agreement, or unless the context requires otherwise:

(a)           terms used in this Agreement without definition including but not limited to Accounts, Chattel Paper, Documents, Equipment, General Intangibles, Goods, Instruments, Inventory, and Proceeds, which are defined in the Pennsylvania Uniform Commercial Code shall have the meanings assigned to them in the Pennsylvania Uniform Commercial Code, as amended from time to time; and

(b)           all accounting terms not specifically defined herein shall be construed, and all financial data submitted pursuant to this Agreement shall be prepared, in accordance with generally accepted accounting principles, as applied in the preparation of the latest reviewed financial statements delivered to Bank pursuant to Section 6.1 of this Agreement.

ARTICLE 2
AMOUNTS, TERMS AND CONDITIONS OF LINE OF CREDIT FACILITY

2.1           Line of Credit Facility.

(a)           Subject to, and in accordance with, the terms and conditions of this Agreement, Bank agrees to make advances (each, an "Advance") to Borrower upon request at any time and from time to time during the period commencing on the date hereof and ending on August 31, 2012, in an amount which in the aggregate shall not exceed Three Million Five Hundred Thousand Dollars ($3,500,000.00), less the sum of the then unpaid principal amount of all previous Advances (referred to herein as the "Line of Credit Facility"). Notwithstanding the foregoing, no Advance requested by Borrower shall be made that would cause the aggregate amount outstanding under the Note to exceed the Borrowing Base.  It is expressly understood and agreed that, at Borrower’s request, Advances may take the form of Bank's issuance of one or more letters of credit for Borrower's benefit, from time to time in accordance with Bank's typical requirements then appertaining (provided, however, in no event shall Borrower have to pay any letter of credit fees in connection with the issuance of any such letters of credit in excess of those typically charged by Bank at the time of issuance), but the aggregate face amount of all such letters of credit at any one time outstanding shall not exceed $350,000.00.

(b)           Borrower may request an Advance by notice to Bank not later than 2:00 P.M., Philadelphia, Pennsylvania, time, on the Business Day on which Borrower wishes Bank to make the Advance.

(c)           Borrower, subject to the terms and conditions of this Agreement, may reborrow any amount repaid by Borrower at any time and from time to time on or before the termination of Bank's commitment under this Section 2.1.

(d)           The term of the Line of Credit Facility shall commence on the date hereof and, unless earlier terminated, shall terminate on September 28, 2012; provided, however, subsequent thereto, the Line of Credit Facility may be renewed on an annual basis at the sole discretion of Bank on the basis of Borrower's annual financial statements and such other information as Bank deems relevant.

(e)           Bank shall not be required to make any Advances to Borrower upon the occurrence and during the continuance of an Event of Default.

2.2           Line of Credit Note.  The obligation of Borrower to pay the principal of, and accrued interest on, the Line of Credit Facility shall be evidenced by the Note:

(a)           payable to the order of Bank in the face amount of Three Million Five Hundred Thousand Dollars ($3,500,000.00);

(b)           bearing interest on its unpaid principal amount of all Advances at an annual rate equal to the greater of (i) the Prime Rate plus one percent (1%), and (ii) four and one-half percent (4.5%) per annum.  Interest shall fluctuate with changes in the Prime Rate and shall be computed on the actual number of days elapsed;

(c)           payable as to interest monthly in arrears on the first day of each calendar month commencing March 1, 2011, through and including the first day on which:

(i)           the Line of Credit Facility shall have expired or been terminated, and

(ii)           Borrower shall have repaid in full the Line of Credit Facility (it being understood that interest shall again accrue upon any subsequent borrowing under the Line of Credit Facility);

(d)           payable as to principal in full on September 28, 2012; provided, that if at any time the outstanding principal balance of the Line of Credit Facility exceeds the Borrowing Base, then Borrower shall, within five (5) Business Days thereafter, prepay such portion of such outstanding principal balance as shall be necessary to eliminate such excess;

(e)           prepayable by Borrower without penalty or premium but with accrued interest to the date of such prepayment on the amount prepaid, at any time and from time to time, in whole or in part, upon notification to Bank of such prepayment not later than 10:00 A.M. on the date of such prepayment; and

(f)           secured by the Surety Agreement, the Mortgage, and the Pledge Agreement.

2.3           Payments.

(a)           All payments by Borrower under the Loan Documents shall be made to Bank at its office described in the heading of this Agreement, or such other place or places as Bank may direct in writing, prior to 4:00 P.M., Philadelphia, Pennsylvania, time, on the date of payment (or, if the date of payment is not a Business Day, the next Business Day) in funds which are immediately available to Bank.

(b)           All payments received by Bank in immediately available funds prior to 4:00 P.M., Philadelphia, Pennsylvania, time, on any Business Day will be credited to Borrower's Loan Account on the date of receipt.  All payments received by Bank in immediately available funds after 4:00 P.M., Philadelphia, Pennsylvania, time, on any Business Day will be credited to Borrower's Loan Account on the next Business Day.

(c)           All payments received by Bank which are not in immediately available funds shall be subject to a clearance of three (3) Business Days.

2.4           Computations.

(a)           Interest shall be calculated on the basis of a 360-day year for the actual number of days elapsed (365/360 or 366/360, as the case may be).  Interest for each month shall be added to principal as of the close of each month.

(b)           Any change in the interest rate resulting from a change in the Prime Rate shall be effective as of the opening of business on the day on which Bank announces the change.

(c)           Except as otherwise expressly provided in this Agreement, whenever a payment of principal becomes due on a day which is not a Business Day, the maturity of the Liabilities shall be extended to the next succeeding Business Day and interest shall accrue on such Liabilities at the applicable rate during the extension.

2.5           Confirmation of Borrower's Liabilities.  Each and every statement of account transmitted by Bank to Borrower hereunder, whether in person, or by ordinary mail or otherwise, shall be final, conclusive and binding upon Borrower in all respects as to all loans, fees, interest, charges, payments, receipts, balances, and all other matters reflected therein unless Borrower, within thirty (30) days after the receipt thereof, shall give notice to Bank in writing of all objections to any such statement of account specifying those items considered by Borrower to be in dispute.  Borrower agrees that its failure to specify items in dispute within the foregoing thirty (30) day period shall operate as a waiver of its rights to do so at a later time.

2.6           Late Charge.  If any of the payments under the Note shall become overdue for a period of fifteen (15) days, Borrower shall pay Bank a "late charge" computed at the rate of five percent (5%) of the amount not paid, to cover the extra expense and inconvenience to Bank in ensuring payment of such delinquent amount.

2.7           Cross-Default.  Borrower recognizes, acknowledges and agrees that a default under any Liability, including any obligation under any Loan Document, shall be a default under all Liabilities.

ARTICLE 3
BORROWER'S ACCESS TO PLEDGE ACCOUNT DIVIDENDS

3.1           Borrower's Rights.  So long as no Event of Default shall be at the time continuing, Borrower shall be entitled to withdraw from the Pledged Account, from time to time, such dividends as shall be payable with respect to the Shares, without Bank's prior consent or approval.

3.2           Direction Letters.  Upon Borrower's request, at any time or from time to time, Bank shall execute such direction letters to the custodian of the Pledged Account, authorizing the custodian to release or pay dividends paid with respect to the Shares and held in the Pledged Account pursuant to Borrower's instructions.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BORROWER

To induce Bank to enter into this Agreement, and to make available the Line of Credit Facility provided for herein, Borrower represents and warrants to Bank that:

4.1           Organization, Qualification of Borrower.  Borrower is a corporation duly formed and in good standing, with full power and authority to conduct its business as such business is now being conducted.  Borrower is qualified to do business in all states where the failure to be so qualified would have a material adverse effect on its business or properties.

4.2           Affiliations; Fictitious Names.

(a)           Borrower is not a member of any partnership or any joint venture.

(b)           Borrower is not affiliated, by stock ownership or otherwise, with any business entity (other than as a holder of less than five percent (5%) of the outstanding voting securities of any entity whose voting securities are listed on a national exchange or quoted by the National Association of Securities Dealers, Inc. Automated Quotation System), other than Guarantor.

(c)           Borrower has never conducted business under or otherwise used any fictitious names or trade names.

4.3           Authority, Authorization.

(a)           Borrower has taken all necessary action to authorize the borrowings provided for in this Agreement and the execution, delivery, and performance of the Loan Documents to which Borrower is a party.

(b)           No consent of any other party and no consent, license, approval or authorization of, or registration or declaration with, any governmental authority, bureau or agency is required in connection with the execution, delivery, performance, validity, or enforceability of this Agreement or any Loan Documents to which Borrower is a party.

4.4           Enforceability.

(a)           This Agreement has been duly and validly executed by Borrower and, to Borrower’s knowledge, constitutes a legal, valid, and binding contract of Borrower, enforceable in accordance with its terms.

(b)           All other Loan Documents to which they are a party, when executed and delivered to Bank pursuant to the terms of this Agreement or those Loan Documents, will be legal, valid, and binding obligations of Borrower and Guarantor, enforceable in accordance with their terms and the terms of this Agreement.

4.5           Conflicts.

(a)           The execution, delivery, and performance of the Loan Documents to which Borrower or Guarantor is a party will not conflict with, result in a breach of, or constitute a default under any provision of:

(i)           any existing law or regulation or order of any court, governmental authority, bureau, or agency having jurisdiction;

(ii)           the  articles of incorporation or by-laws of Borrower; or

(iii)           any agreement or instrument to which Borrower or Guarantor is a party or which purports to be binding upon Borrower or Guarantor or any of its respective assets.

(b)           The execution, delivery, and performance of the Loan Documents to which Borrower is a party will not result in the creation or imposition of any lien on any of its assets pursuant to the provisions of any agreement or instrument to which Borrower is a party or which purports to be binding upon it or any of its assets, other than such liens as are created by the Loan Documents themselves.

4.6           Litigation.

(a)           There is no litigation or governmental proceeding pending or, to the knowledge of Borrower, threatened which is reasonably likely to:

(i)           have a material adverse effect on the financial condition or business of Borrower so as to impair the ability of Borrower to perform this Agreement or any of the Loan Documents to which it is a party; or

(ii)           prohibit, restrict, or limit payment of the Note by Borrower or performance of any Loan Documents by Borrower.

(b)           Borrower is not in default with regard to any order of any court or governmental authority.

4.7           Compliance with Laws.  To Borrower’s knowledge, Borrower's business is in compliance with all laws, ordinances, and other governmental regulations; there is no outstanding notice of any uncorrected violation of any such law, ordinance or governmental regulation; Borrower has or will obtain promptly all permits, licenses, approvals, and other authorizations from Federal, state and local authorities that are necessary for the conduct of its business as now conducted or intended to be conducted in the future; and, to the best of Borrower's knowledge, no claim is pending or threatened to revoke any of said permits, licenses, approvals, and other authorizations or to declare them invalid in any respect.

4.8           Taxes.

(a)           Borrower has filed or caused to be filed all tax returns (including, without limitation, those relating to Federal and state income taxes) required to be filed and have paid all taxes shown to be due and payable on those returns or on any assessments made against them (other than those being contested in good faith by appropriate proceedings for which adequate reserves have been provided on its books).  Borrower does not know of any proposed additional tax assessment against them not adequately covered by reserves.

(b)           The reserves and provisions for taxes on the books of Borrower are adequate for all open years and for its current fiscal period.

(c)           No tax liens have been filed against the assets of Borrower, and no claims are being asserted with respect to such taxes which, if adversely determined, would have a material adverse effect upon the financial condition, business or operations of Borrower so as to impair the ability of Borrower to perform this Agreement or any of the Loan Documents to which it is a party.

4.9           Financial Condition.  To the best of Borrower's knowledge, information and belief, all balance sheets, profit and loss statements, and other financial statements of Borrower and Guarantor which have heretofore been delivered to Bank, and all financial statements and data of Borrower and Guarantor which will hereafter be furnished to Bank, are or will be (when furnished) true and correct in all material respects and do or will (when furnished) present fairly, accurately and completely the financial position of Borrower and Guarantor and the results of its (and their) operations as of the dates and for the periods for which the same are furnished.  All such financial statements of Borrower have been and will be prepared in accordance with generally accepted accounting principles and practices applied on a consistent basis.  Borrower does not possess and will not possess any "loss contingency" (as that term is defined in Financial Accounting Standards Board, Statement of Financial Accounting Standards No. 5 - "FASB 5") which is not accrued, reflected, or reserved against in its reviewed balance sheet or disclosed in the footnotes to such reviewed balance sheet.  There has been no material adverse change in the business, properties, operations, or condition (financial or otherwise) of Borrower or Guarantor since the date of the financial statements which were most recently furnished by Borrower to Bank.  No event has occurred which could reasonably be expected to interfere with the normal business operations of Borrower or Guarantor, except as disclosed in writing to Bank heretofore or concurrently herewith.

4.10           Contingent Liabilities.  There are no suretyship agreements, guarantees, or other contingent liabilities of Borrower that are not disclosed in the financial statements described in Section 6.1, except such liabilities as are created by the Loan Documents and such liabilities which exist in connection with the TD Credit Facility.  There are no suretyship agreements, guarantees, or other contingent liabilities of Guarantor that are not disclosed in the financial statements described in Section 6.1, except such liabilities as are created by the Loan Documents and such liabilities as reflected on Guarantor’s most recent annual report on Form 10-K.

4.11           Operations of Borrower.  All operations of Borrower have been carried on in accordance with all applicable laws, statutes, ordinances, rules, and regulations, including, but not limited to, those relating to degradation of the environment.  No investigation by any governmental authority, Federal, state, or local, is pending or, to Borrower's knowledge, threatened against Borrower or Guarantor.

4.12           Labor.  Borrower is not involved in any strike, lock-out, boycott, or any other labor trouble, similar or dissimilar, nor is Borrower involved in labor negotiations.  Borrower is not a party to any collective bargaining agreement.

4.13           Environmental Representations, Obligations and Covenants

(a)             RP XXX shall use its best efforts to cause all activities at the Real Estate to be conducted in compliance with all Environmental Laws.  RP XXX shall cause all permits, licenses, or approvals to be obtained, and shall cause all notifications to be made, as required by Environmental Laws.  RP XXX shall, at all times, cause compliance with the terms and conditions of any such approvals or notifications.

(b)             RP XXX shall use its best efforts to not permit contamination of the Real Estate by Hazardous Substances.  RP XXX shall use its best efforts to cause Hazardous Substances to be handled on the Real Estate in compliance with Environmental Laws and in a manner which will not cause an undue risk of contamination of the Real Estate.

4.14           Fraud.  Borrower (a) has not entered into the Line of Credit Facility or any Loan Document with the actual intent to hinder, delay, or defraud any creditor and (b) has received reasonably equivalent value in exchange for their obligations under the Loan Documents.

4.15           Unique Tax Lot.  No portion of any tax lot which covers any portion of the Real Estate covers property other than the Real Estate and no portion of the Real Estate lies in any other tax lot.

4.16           Special Assessments.  There are no pending or, to the knowledge of RP XXX, proposed special or other assessments for public improvements or otherwise affecting the Real Estate, nor, to the knowledge of RP XXX, are there any contemplated improvements to the Real Estate that may result in such special or other assessments.

4.17           Flood Zone.  The Real Estate is not located in a flood hazard area as defined by the Federal Insurance Administration, or if so located, RP XXX maintains appropriate flood insurance covering the building and improvements portion of the Real Estate.

4.18           Condition of Improvements.  The Real Estate has not been damaged by fire, water, wind, or other cause of loss or any previous damage to the Real Estate has been fully restored.  To the best of RP XXX’s knowledge, the improvements located on the Real Estate (the "Improvements") are structurally sound, in good repair, and free of defects in materials and workmanship and have been constructed and installed in substantial compliance with the plans and specifications relating thereto.  To RP XXX’s knowledge, all major building systems located within the Improvements, including, without limitation, the heating and air conditioning systems and the electrical and plumbing systems, are in good working order and condition.

4.19           No Condemnation.  No part of the Real Estate has been taken in condemnation or other like proceeding to an extent which would impair the value of the Real Estate, the Mortgage or the Line of Credit Facility or the usefulness of such property for the purposes presently used, nor, to the best of Borrower's knowledge, is any proceeding pending, threatened, or known to be contemplated for the partial or total condemnation or taking of the Real Estate.

4.20           No Labor or Materialmen Claims.  All parties furnishing labor and materials have been paid in full and there are no mechanics', laborers' or materialmen's liens or claims outstanding for work, labor or materials affecting the Real Estate, whether prior to, equal with or subordinate to the lien of the Mortgage.

4.21           No Purchase Options.  No Person has an option to purchase the Real Estate, any portion thereof or any interest therein.

4.22           Leases.  There are no leases affecting the Real Estate, other than such as are identified on a rent roll which has been certified by Borrower to Bank in writing.

4.23           Intentionally Omitted.

4.24           No Broker.  No financial advisors, brokers, underwriters, placement agents, agents, or finders have been dealt with by Borrower in connection with the Line of Credit Facility.

4.25           Conviction of Criminal Acts.  Borrower has never been convicted of a crime and, to Borrower’s knowledge, is not currently the subject of any pending or threatened criminal investigation or proceeding.

4.26           Access/Utilities.  The Real Estate has adequate rights of access to public ways and is served by adequate water, sewer, sanitary sewer, and storm drain facilities.  All streets, roads, highways, bridges, and waterways necessary for access to and full use, occupancy, operation, and disposition of the Real Estate and the Improvements have been completed, to the best of RP XXX 's knowledge, have been dedicated and accepted by the appropriate municipal authority and are open and available to the Real Estate and the Improvements without further condition or cost to RP XXX.

4.27           Zoning.  To RP XXX’s knowledge, the Real Estate is in compliance with all applicable state and local building and zoning regulations and requirements and the use of the Real Estate as a residence is a lawful and permitted use thereunder.

ARTICLE 5
CONDITIONS OF LENDING

The obligation of Bank to close and fund any Advance under the Line of Credit Facility, is subject to the accuracy of the representations and warranties in Article 4 of this Agreement as of the Effective Date, the performance by Borrower of its obligations to be performed under this Agreement and the other Loan Documents before the date of funding, and the satisfaction of the following conditions:

5.1           Loan Documents.  Borrower and Guarantor shall have executed and delivered or caused to be executed and delivered to Bank all Loan Documents required of them.

5.2           Representations, Warranties.  The representations and warranties contained in Article 4 of this Agreement shall be true at and as of the date of the making of any Advance with the same effect as if made at and as of such time, except to the extent that the facts upon which such representations and warranties are based may be changed in the ordinary course by the transactions permitted or contemplated by this Agreement.

5.3           Defaults.  There shall exist no Default or condition which, with the giving of notice or the passage of time or both, would result in an Event of Default.

5.4           Certificates, Supporting Documents.  Bank shall have received:

(a)           copies, certified by a responsible individual, of the organizational documents and resolutions of Borrower and Guarantor authorizing the execution, delivery, and performance by each of them of the Loan Documents to which it is a party and the borrowings under this Agreement; and

(b)           financial statements, in form satisfactory to Bank, from Borrower and Guarantor, which financial statements received by Bank prior to the Effective Date are deemed acceptable to satisfy this condition.

5.5           Collateral Security Documents.  Borrower shall have delivered or shall have caused to be delivered to Bank the Mortgage, the Surety Agreement, the Pledge Agreement, and such other collateral security documents and certificates as shall be required by Bank, all in form acceptable to Bank.  UCC financing statements in form and substance satisfactory to Bank shall have been filed or readied for filing in each jurisdiction and in each office as shall have been required by Bank.

5.6           Insurance.  Borrower shall have provided Bank with evidence of insurance evidencing Borrower's compliance with the requirements of Section 6.6 of this Agreement.

5.7           Appraisal.  Borrower shall have delivered an appraisal report prepared by an appraiser reasonably acceptable to Bank showing the "as is" value of the Real Estate to be at least $2,250,000.00.

5.8           Additional Instruments.  Borrower and Guarantor shall have delivered to Bank such other documents, instruments, opinions, approvals, and assurances customary in this type of financing as Bank or its counsel may reasonably request, all in form and terms reasonably acceptable to Bank.

5.9           Loan Fee.  Borrower shall have paid Bank a loan fee in the amount of $35,000.00, which shall be fully earned and non-refundable to Borrower upon the execution of this Agreement.

5.10           Environmental Report.  Borrower shall have delivered to Bank its existing Phase I Environmental Site Assessment, together with an environmental questionnaire in form and substance satisfactory to Bank.

ARTICLE 6
AFFIRMATIVE COVENANTS

On and after the Effective Date and so long as the Note remains outstanding and unpaid in whole or in part, Borrower will observe or cause to be observed, as the case may be, the following covenants unless Bank shall otherwise consent in writing:

6.1           Financial Statements.  Borrower will furnish to Bank the financial information described below:

(a)           Annual Financial Statements.  Unless otherwise publicly available on RCC’s most recent annual report on Form 10-K, as soon as available, and in any event not later than 180 days after each twelve month period ended December 31, beginning with the year ending December 31, 2010, accountant prepared and audited financial statements of RCC, containing a balance sheet and related statements of operations, changes in shareholders' equity, and cash flows for such year, setting forth in each case in comparative form the corresponding figures of the previous annual report, all in reasonable detail, prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved by independent certified public accountants reasonably satisfactory to Bank.  Unless otherwise publicly available on Guarantor’s most recent annual report on Form 10-K, as soon as available, and in any event not later than 180 days after each twelve month period ended September 30, beginning with the year ending September 30, 2011, accountant prepared and audited financial statements of Guarantor containing a balance sheet and related statements of operations, changes in shareholders' equity, and cash flows for such year, setting forth in each case in comparative form the corresponding figures of the previous annual report, all in reasonable detail, prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved by independent certified public accountants reasonably satisfactory to Bank.  Not later than 30 days after the end of each year, beginning with the year ending December 31, 2011, a rent roll for the Real Estate certified by the President of RP XXX.

(b)           Income Tax Returns of Borrower.  As soon as available, and in any event not later than 120 days after each twelve month period ended December 31, beginning with the year ending December 31, 2010, either (i) the annual state and local income tax returns of RP XXX, or (ii) if such returns have not yet been filed, a copy of the filing extension therefor, in which event such returns shall be delivered no later than the next following October 31st.

(c)           Quarterly Financial Statements of Borrower.  Unless otherwise publicly available on each of Guarantor’s and RCC’s most recent quarterly report on Form 10-Q, as soon as available, and in any event not later than 45 days after the close of each fiscal quarter, company prepared operating statements of Guarantor and RCC as of the end of such quarter and related statements of operations and changes in shareholders' equity for such period and for the period from the beginning of the current fiscal year to the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the preceding fiscal year, all in reasonable detail, prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved.

(d)           Borrowing Base Certification.  As soon as possible, but in any event not later than 10 days after the close of each calendar month, and at the time of any request for an Advance hereunder, a Borrowing Base certificate on Bank's form.

(e)           Pledged Account Statement.  As soon as possible, but in any event not later than 15 days after the close of each calendar month, a statement from the Custodian of the balance of the Pledged Account.

6.2           TD Credit Facility.  Borrower shall promptly notify Bank of any default notice sent by TD Bank, N.A. under the TD Credit Facility.  No change or modification to the TD Credit Facility which has a material adverse effect on Borrower's or Guarantor's ability to perform its obligations under the Loan Documents shall be permitted.

6.3           Liabilities.  Borrower will pay and discharge, at or before their maturity, all of its obligations and liabilities (including, without limitation, tax liabilities), except those which may be contested in good faith, and maintain in accordance with generally accepted accounting principles and practices adequate reserves for any of the same.

6.4           ERISA.  Borrower will comply in all material respects with ERISA.  Borrower will furnish to Bank, as soon as possible, and in any event within thirty (30) days after Borrower knows or has reason to know that any Reportable Event has occurred with respect to any Plan or that the PBGC or Borrower has instituted or will institute proceedings under Title IV of ERISA to terminate any Plan, a certificate of the shareholders of Borrower setting forth details as to such Reportable Event and the action which Borrower proposes to take with respect thereto, together with a copy of any notice of such Reportable Event that may be required to be filed with the PBGC, or any notice delivered by the PBGC evidencing its intent to institute such proceedings or any notice to the PBGC that such Plan is to be terminated, as the case may be.

6.5           Notice of Default, Labor Troubles, Litigation.  Borrower will promptly give notice in writing to Bank of the occurrence of any Event of Default or Default under this Agreement, or of any event of default under any instrument or other agreement of Borrower, or of the occurrence of any strike, lock-out, boycott, or any other labor dispute affecting Borrower, and any dispute between Borrower or any other party, if such litigation, proceeding, or dispute might substantially interfere with the normal business operations of Borrower or, if resolved other than in the favor of Borrower, such litigation, proceeding, or dispute would have a material adverse effect on Borrower's financial condition.

6.6           Insurance.  Borrower will maintain insurance with respect to all its properties, assets, and business, which coverage shall be with financially sound and reputable insurers against loss or damage of the kinds customarily insured against by corporations or other business entities of established reputation engaged in the same or similar business and similarly constituted, in such types and amounts as are more specifically set forth in the Mortgage, and/or as are reasonably required by Bank, including, without limitation, fire and extended coverage (including vandalism and malicious mischief), workers' compensation, public liability and property damage insurance on all insurable assets which will contain standard loss payee clauses in favor of Bank as the first loss payee, and business interruption insurance, and will provide for thirty (30) days' notice of cancellation to Bank.  Borrower shall provide Bank with evidence of insurance on Accord forms prior to closing.

6.7           Policies; Proceeds.  Borrower shall deliver to Bank, on demand, certified copies of all such insurance policies (or, at the option of Bank, evidence of such coverage on Accord forms) covering the risks set forth in Section 6.6 above, with loss payable clauses in a form reasonably satisfactory to Bank naming Bank as first loss payee, mortgagee, and co-insured, as appropriate.  All proceeds payable under any of said policies shall be payable in all events to Bank, but at the option of Bank any such proceeds may be released to Borrower as provided in the Mortgage.  Borrower hereby grants to Bank a continuing security interest in and to all said policies and the proceeds thereof to secure the repayment of the Liabilities and agrees that Bank shall have the right after the occurrence of an Event of Default, in the name of Borrower or in the name of Bank, to file claims under any insurance policies, to receive, receipt, and give acquittance for any payments that may be made thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments, or other documents that may be necessary to effect the collection, compromise, or settlement of any such claims under any such insurance policies.

6.8           Books, Records, Audits.

(a)           Borrower will maintain accurate and complete records and books of account with respect to all Borrower's operations in accordance with the Federal income tax basis of accounting consistently applied.

(b)           Borrower will permit, at all reasonable times during normal business hours and upon not less than 24 hours prior notice except in the Event of Default, officers and representatives of Bank to examine and make copies from its books and records, and to discuss the affairs, finances, and accounts of Borrower with Borrower's independent accountants, to visit and inspect Borrower's real and personal property.  Upon the occurrence of an Event of Default and so long as the same remains uncured, Bank may perform audits at any time upon reasonable notice.

6.9           Taxes, Etc.  Borrower will pay when due all taxes, assessments, and charges imposed upon Borrower's property or that Borrower is required to withhold and pay over, except where contested in good faith and where adequate reserves have been set aside.

6.10           Compliance with Laws.  Borrower will comply with all laws and regulations applicable to Borrower in the operation of Borrower's business, including, without limitation, (a) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56) (The USA PATRIOT Act), (b) Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism, (c) the International Emergency Economic Power Act, 50 U.S.C. §1701, et seq. and (d) all other statutes, rules, and regulations relating to money laundering or terrorism.

6.11           Banking Relationship.

(a)             At all times while any amount owing under the Line of Credit Facility remains outstanding, Borrower shall maintain a deposit account with Bank from which Bank shall be entitled to deduct all monthly debt service payments respecting the Line of Credit Facility.  Borrower hereby authorizes and directs Lender to deduct such payments from the account, as the same fall due.  Borrower shall cause the amount on deposit in such account to be sufficient to cover all such monthly payments on account of the Line of Credit Facility.

(b)             At all times when the Note remains outstanding, in whole or in part, Borrower, Guarantor or their Affiliates will maintain meaningful deposit accounts with Bank; Bank acknowledges that the amounts on deposit with Bank as of the Effective Date are meaningful.

6.12           Financial Condition.  Borrower will immediately give Bank written notice of any material adverse change in its or Guarantor's financial condition, operation, or collateral from that described in the most recent financial statements of Borrower or Guarantor previously delivered to Bank.

6.13           Use of Proceeds.  Borrower shall use the proceeds of the Line of Credit Facility to refinance the Real Estate and for working capital purposes, as determined by Borrower.

ARTICLE 7
NEGATIVE COVENANTS

On and after the Effective Date and so long as the Note remains outstanding and unpaid, in whole or in part, or so long as the credit availability evidenced thereby remains in effect, whichever is longer, Borrower will observe the following covenants unless Bank shall otherwise consent in writing:

7.1           Debt.  Borrower will not create, incur, assume, guarantee, or in any manner become or remain liable with regard to any Debt, except the Debt evidenced by the Note and Debt incurred in the ordinary course of Borrower's business, except in connection with the TD Credit Facility.

7.2           Liens.  Borrower will not create, incur, assume, or suffer to exist any lien upon any of its existing or future, tangible or intangible, real, personal, or mixed property, except:

(a)           Deposits to secure public or statutory obligations of Borrower, surety or appeal bonds to which Borrower is a party, payment of contested taxes of Borrower, or payment of import duties of Borrower;

(b)           Any lien which is imposed by law, e.g., those of carriers, materialmen, mechanics, and warehousemen, if payment secured by that lien is not yet due, or if the validity or the amount of payment is being contested in good faith by appropriate proceedings for which adequate reserves have been established with Bank, or if such lien is subordinate to the lien of the Mortgage and is in an amount not exceeding $50,000.00;

(c)           Any lien arising from a judgment or award against Borrower with regard to which Borrower is prosecuting an appeal or proceedings for review, and, if in excess of $50,000, has obtained a stay of execution pending such appeal or proceedings for review;

(d)           Any lien for taxes, assessments, or other governmental charges or levies not yet subject to penalties for nonpayment, or the validity or amount of which is being contested by appropriate legal proceedings, and with regard to which, if in excess of $50,000, adequate reserves have been established;

(e)           Any lien created for the sole purpose of extending, renewing or refunding any lien permitted under paragraphs (a) through (d), if such lien is limited to all or part of the same property covered by the original lien, and if the amount of the debt secured by the lien does not exceed the amount of debt secured by the lien at the time of extension, renewal, or refunding;

(f)           Any lien created in connection with the TD Credit Facility, unless such lien has a material adverse impact on the security granted to Bank pursuant to the Loan Documents or the ability of Borrower or Guarantor to perform its respective obligations under the Loan Documents.

7.3           Endorsements, Etc.  Borrower shall not endorse, guarantee, or become surety for the obligations of any Person, except Borrower may endorse checks in the ordinary course of business, except in connection with the TD Credit Facility..

7.4           Change in Business.  Borrower will not make any substantial change in the nature of Borrower's business.

7.5           Contingent Liabilities.  Borrower will not become or remain liable, directly or indirectly, in connection with the obligations, stock, or dividends of any Person, whether by guarantee, endorsement, agreement to supply or advance funds, agreement to maintain working capital or net worth, agreement to purchase or repurchase goods or services whether or not such goods or services are actually acquired, or otherwise, other than in connection with the Line of Credit Facility or in connection with the TD Credit Facility, except that Borrower may endorse negotiable instruments for collection in the ordinary course of Borrower's business.

7.6           Sales and Leases and Lease-Backs.  Borrower will not enter into any arrangement, directly or indirectly, with any Person, whereby Borrower shall sell or transfer any property, real or personal, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which the lessee intends to use for substantially the same purpose or purposes as the property being sold or transferred.

7.7           Limitation of Leases.  Borrower will not incur, create, or assume any commitment to lease, rent, or otherwise arrange for the use or hire of any part of the Real Estate with any Person, other than those leases which are currently in effect or, if approved by Lender in Lender's reasonable discretion, any amendments or replacements thereof; provided, that Lender's approval shall not be required for any such leasing transaction which is made with an unaffiliated third party on a bona fide, arm's-length basis at market terms, and which does not impair the value of the Real Estate.

7.8           Removal and Protection of Property.  Except as otherwise expressly permitted herein, Borrower will not remove (other than in the ordinary course of business) any Equipment, Goods, Inventory, or General Intangibles (as defined in the Pennsylvania Uniform Commercial Code) from the place of business where presently located, nor permit the value of any property to be impaired.

7.9           Transactions with Affiliates.  Borrower shall not, except as otherwise expressly permitted by this Agreement, directly or indirectly enter into any transaction or modify any existing transaction with any Affiliate, except pursuant to such terms as are intrinsically fair and representative of fair market conditions.

7.10           Disposition of Assets.  Except as may be otherwise permitted by the Loan Documents, including (without limitation) Article 3 hereof, Article 4 of the Pledge Agreement, and Paragraph 15 of the Mortgage, Borrower will not convey, sell, lease, pledge, or otherwise transfer or dispose of any of the collateral for the Loan or all or any substantial part of Borrower's property, assets or business.

7.11           Disposition of Accounts.  Borrower will not sell, discount, or otherwise dispose of Borrower's notes, Accounts, Chattel Paper, Documents, General Intangibles, or Instruments (all as defined in the Pennsylvania Uniform Commercial Code) except in the ordinary course of its business.

ARTICLE 8
EVENTS OF DEFAULT, REMEDIES

8.1           Events of Default.  Each of the following shall constitute an Event of Default:

(a)           Payment.  Failure by Borrower to pay the principal of, or accrued interest on, the Note or any other instrument or obligation of Borrower to Bank when such amounts become due and such failure continues for five (5) days thereafter, or the failure of Borrower to pay any other amount payable to Bank under the Loan Documents, when such amount becomes due and such failure continues for five (5) days thereafter.

(b)           Representations, Warranties.  Any representation or warranty made by Borrower or Guarantor in the Loan Documents shall prove to be false or misleading in any material respect as of the date when made.

(c)           Covenants.  Failure by Borrower or Guarantor to observe or perform any covenants, conditions or provisions applicable to it contained in the Loan Documents, other than those described in paragraphs (a) and (b) above, or (d), (e), (f), (g), (h), (i), (j) or (k) below; provided, that such failure shall continue for a period beyond any applicable grace period provided therein or thirty (30) days if such grace period is of a lesser duration or is not specified; provided, further, that so long as Borrower is diligently and in good faith pursuing a cure of any such failure, Borrower shall have an additional period of time in which to cure such failure, not to exceed sixty (60) days.

(d)           Other Obligations.  Borrower defaults in:

(i)           any payment of principal of, or interest on, any material obligations for borrowed money (including, without limitation, under the TD Credit Facility) (other than the Note or any such obligation payable to Bank), beyond any grace period provided with regard to such payment, unless such default has been waived, or

(ii)           the performance of any other material agreement, material term, or material condition contained in any such obligation or in any agreement relating to such obligation, and such default is not cured within any grace period applicable thereto, unless such default has been waived.

(e)           Voluntary Bankruptcy.  Filing by Borrower or Guarantor of a voluntary petition in bankruptcy or a voluntary petition or any answer seeking reorganization, arrangement, readjustment of its debts or for any other relief under Bankruptcy Code, or under any other existing or future federal or state insolvency act or law, or any formal written consent to, approval of, or acquiescence in, any such petition or proceeding by Borrower or Guarantor, the application by Borrower or Guarantor for, or the appointment by consent or acquiescence of, a receiver or trustee of, Borrower or Guarantor or for all or a substantial part of the property of Borrower or Guarantor, or the making by Borrower or Guarantor of an assignment for the benefit of creditors.

(f)           Involuntary Bankruptcy.  Filing of any involuntary petition against Borrower or Guarantor in bankruptcy or seeking reorganization, arrangement or readjustment of its debts or for any other relief under the Bankruptcy Code, or under any other existing or future federal or state insolvency act or law, or the involuntary appointment of a receiver or trustee of Borrower or Guarantor, or for all or a substantial part of the property of Borrower or Guarantor, and the continuance of any of such events for a period of sixty (60) days undismissed, unbonded or undischarged.

(g)           Reportable Event.  If (1) any Reportable Event that Bank reasonably determines in good faith creates a reasonable possibility of the termination of any Plan or of the appointment by the appropriate United States district court of a trustee to administer any Plan shall have occurred and be continuing thirty (30) days after written notice to such effect shall have been given to Borrower by Bank, or (2) any Plan shall be terminated, or (3) the plan administrator of any Plan shall file with the PBGC a notice of intention to terminate such Plan, or (4) the PBGC shall institute proceedings to terminate any Plan or to appoint a trustee to administer any Plan and such proceedings shall remain undismissed or unstayed for three (3) business days and if, in any of the cases described in the foregoing clauses (1) to (4), Bank further reasonably determines in good faith that the amount of the unfunded guaranteed benefits (within the meaning of Title IV of ERISA) resulting upon termination of such Plan would have a material adverse effect on the financial condition, properties or operations of Borrower if a lien against the assets of Borrower were to result under ERISA.

(h)           Material Adverse Change.  There occurs any material event or any material change in the condition or affairs, financial or otherwise, of Borrower or Guarantor which materially impairs Bank's security or ability of Borrower or Guarantor to discharge its obligations to TD Bank or which materially impairs the rights of Bank in the Pledged Account or the Real Estate.

(i)           Default by Guarantor.  The occurrence of an event of default beyond any applicable period of notice and cure, as defined in any document or instrument executed and delivered by Guarantor to Bank, including, without limitation, any document or instrument executed and delivered as collateral security for the Line of Credit Facility provided for herein.

(j)           Sale or Encumbrance of the Real Estate.  The encumbrance of the Real Estate, other than a security interest in favor of TD Bank, N.A. in and to certain fixtures, equipment and personal property located at the Real Estate pursuant to the TD Credit Facility, so long as such security interest is subordinate to the Mortgage.

(k)           Insurance.  Borrower fails to maintain any insurance coverage required herein.

8.2           Acceleration and Termination of Commitments.

(a)           Upon the occurrence of an Event of Default specified in paragraphs (a) through (d) and (g) through (k) of Section 8.1 of this Agreement, Bank may:

(i)           declare the unpaid principal balance of, all accrued, unpaid interest on, and all other sums payable with regard to, the Note and all other Liabilities from Borrower to Bank to be immediately due and payable whereupon the Note, all such accrued interest and all such Liabilities shall become and be forthwith due and payable, without presentment, demand, protest, or further notice of any kind, all of which are hereby expressly waived by Borrower; and

(ii)           pursue all other remedies of Bank provided for in the Loan Documents as well as those available at law and in equity.

(b)           Upon the occurrence of an Event of Default specified in paragraphs (e) and (f) of Section 8.1 of this Agreement, the unpaid principal balance of, all accrued, unpaid interest on, and all other sums payable with regard to, the Note and all other instruments of obligation of Borrower and of Guarantors to Bank shall automatically and immediately become due and payable, in all cases without any action on the part of Bank.

(c)           Upon the occurrence of a monetary default hereunder, which default remains uncured after ten (10) days' written notice to Borrower from Bank, the rate of interest on the Note shall be increased to a rate equal to five percent (5%) above the interest rate payable on the date of default (the "Default Rate").  Interest at the rate provided for in the Note, or at the Default Rate, shall continue to accrue at such rate, and continue to be paid even after default, maturity, acceleration, recovery of judgment, bankruptcy or insolvency proceeding of any kind until such monetary default has been cured.

8.3           Right of Set-Off.  Upon the occurrence and during the continuance of an Event of Default, Bank shall have the right, in addition to all other rights and remedies available to it, to set-off against the unpaid balance of the Note, any debt owing to Borrower by Bank and any funds in any deposit account maintained by it with Bank.

8.4           Cumulative Remedies.  The rights and remedies provided in the Loan Documents are cumulative and not exclusive of any rights or remedies provided by law or in equity.

ARTICLE 9
MISCELLANEOUS

9.1           Waivers.

(a)           No failure or delay on the part of Bank in exercising any right, power, or privilege under the Loan Documents shall operate as a waiver of any right, power, or privilege, except as and to the extent that the assertion of such right, power or privilege shall be barred by an applicable statute of limitations.

(b)           No single or partial exercise of, or abandonment or discontinuance of steps to enforce, any right, power or privilege under the Loan Documents shall preclude any other or further exercise of such right, power or privilege, or the exercise of any other right, power or privilege.

(c)           BORROWER AND BANK HEREBY EXPRESSLY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING OF ANY KIND WHETHER ARISING OUT OF, UNDER OR BY REASON OF THE LOAN DOCUMENTS OR ANY ASSIGNMENT OR TRANSACTION THEREUNDER.  BORROWER UNDERSTANDS THAT BANK IS RELYING ON THIS WAIVER IN MAKING AVAILABLE THE LINE OF CREDIT FACILITY PROVIDED FOR HEREIN.

9.2           Notices.  All notices, demands, requests or other communications to be sent by one party to the other hereunder or required by law shall be in writing and shall be deemed to have been validly given or served by delivery of the same in person to the intended addressee, or by depositing the same with a reputable private courier service for next business day delivery to the intended addressee at its address set forth below or at such other address as may be designated by such party as herein provided, or by depositing the same in the United States mail, postage prepaid, registered or certified mail, return receipt requested, addressed to the intended addressee at its address set forth below or at such other address as may be designated by such party as herein provided.  All notices, demands and requests shall be effective upon such personal delivery, or one (1) business day after being deposited with the private courier service, or two (2) business days after being deposited in the United States mail as required above.  Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given as herein required shall be deemed to be receipt of the notice, demand or request sent.  By giving to the other party hereto at least fifteen (15) days' prior written notice thereof in accordance with the provisions of this Agreement, the parties hereto shall have the right from time to time to change their respective addresses and each shall have the right to specify as its address any other address within the United States of America.

If to Borrower:              Resource Capital Investor, Inc.
Resource Properties XXX, Inc.
One Crescent Drive, Suite 203,
Navy Yard Corporate Center,
Philadelphia, PA 19112
Attention: Thomas C. Elliott

With a copy to:              Ledgewood
1900 Market Street, Suite 750
Philadelphia, PA 19103
Attention:  Brian Murland, Esq.

If to Bank:                    Republic First Bank
Two Liberty Place, Suite 2400
50 S. 16th Street
Philadelphia, Pennsylvania
Attention: Beth N. Packel, Vice President

With a copy to:              McCausland Keen & Buckman
Radnor Court, Suite 160
259 N. Radnor-Chester Road
Radnor, Pennsylvania 19087-5257
Attention:  Alan N. Escott, Esq.

9.3           Legal Costs; Filing Costs.  If at any time or times hereafter Bank employs counsel to prepare or consider approvals, waivers, or consents, or to intervene, file a petition, answer, motion, or other pleading in any suit or proceeding relating to this Agreement or relating to any of its collateral, or to protect, take possession of, or liquidate any of its collateral, or to attempt to enforce any security interest or lien in any of its collateral, or to enforce any rights of Bank or liabilities of Borrower, or Guarantor, then in any of such events, all of the reasonable attorneys' fees arising from such services, and any expenses, costs, and charges relating thereto, shall become a part of Borrower's Liabilities secured by any of its collateral, payable on demand.  Borrower further agrees to reimburse Bank for its out-of-pocket expenses actually incurred, including, but not limited to, reasonable attorneys' fees and other costs of preparation and filing of the Loan Documents and other documents as required by law or deemed necessary by Bank, including, but not limited to, the cost of all lien searches deemed necessary by Bank.  Such costs and expenses shall be paid simultaneously with the execution of this Agreement and all such expenses hereafter incurred shall be paid within fifteen (15) days after notice by Bank.

9.4           Right of Entry.  Upon the occurrence and during the continuance of an Event of Default, Bank shall have the right to enter and remain upon the Real Estate without cost or charge to Bank, and to use the same, together with materials, supplies, books, and records of RP XXX, for the purpose of liquidating or collecting collateral, or for the purpose of preparing for and conducting the sale of collateral, whether by foreclosure, auction, or otherwise.

9.5           No Waiver.  Bank's failure at any time or times hereafter to require strict performance by Borrower of any of the provisions, warranties, terms, and conditions contained in this Agreement shall not waive, affect, or diminish any right of Bank at any time or times hereafter to demand strict performance therewith and with respect to any other provisions, warranties, terms, and conditions contained in this Agreement and any waiver of any Event of Default shall not waive or affect any other Event of Default, whether prior or subsequent thereto, and whether of the same or a different type.  None of the warranties, conditions, provisions, and terms contained in this Agreement shall be deemed to have been waived by any act or knowledge of Bank, its agents, officers or employees except by an instrument in writing signed by an officer of Bank and directed to Borrower specifying such waiver.

9.6           Application of Proceeds.

(a)           On and after the date, if any, on which the Borrower's Liabilities to Bank are accelerated pursuant to Section 8.2 of this Agreement, Borrower irrevocably waives the right to direct the application of all subsequent payments (including proceeds of collateral) which Bank receives from or for the benefit of Borrower, provided, however, any such payments shall be applied in the order set forth in Section 9.6(b) below.

(b)           The proceeds of any sale or other disposition of any collateral shall be applied by Bank in the following order:

(i)           first, to the payment of all costs and expenses due under the Loan Documents, including without limitation all costs and expenses of collecting Borrower's Liabilities and reasonable attorneys' fees actually incurred by Bank;

(ii)           second, to the payment in full of all accrued and unpaid interest on Borrower's Liabilities;

(iii)           third, to the payment in full of the principal balance of Borrower's Liabilities; and

(iv)           fourth, to Borrower to the extent of any surplus.

(c)           Borrower shall remain liable to Bank for any deficiency in payment of Borrower's Liabilities after application of the proceeds in accordance with paragraph (b).

9.7           Survival of Representation, Warranties, and Covenants.

(a)           All representations, warranties, covenants, and agreements made in the Loan Documents shall survive the execution and delivery of this Agreement, the funding of each Advance under this Agreement and the issuance of the Note.

(b)           The provisions of Section 9.3 of this Agreement shall survive payment of the Note and all other Liabilities of Borrower to Bank.

9.8           Successors.  This Agreement shall be binding upon and inure to the benefit of Borrower, Guarantor, and Bank and their respective legal representatives, successors and assigns, except that Borrower may not assign or transfer Borrower's rights under this Agreement without the prior written consent of the Bank, and Guarantor may not assign or transfer Guarantor's rights under this Agreement without the prior written consent of the Bank.

9.9           Governing Law.  The Loan Documents, and the rights and obligations of the parties under the Loan Documents, shall be governed by, and construed and interpreted in accordance with, the domestic, internal laws, but not the law of conflict of laws, of the Commonwealth of Pennsylvania.  This Agreement shall be given a fair and reasonable construction in accordance with the intentions of the parties hereto, and without regard to or aid of canons requiring construction against the party whose counsel drafted this Agreement.  Each party agrees that it will not raise or assert as a defense to any obligation under the this Agreement or make any claim that this Agreement is invalid or unenforceable due to any failure of this document to comply with ministerial requirements including, but not limited to, requirements for corporate seals, attestations, witnesses, notarizations, or other similar requirements, and each party hereby waives the right to assert any such defense or make any claim of invalidity or unenforceability due to any of the foregoing.

9.10           Headings.  The section, subsection, paragraph, and other headings in this Agreement are for reference purposes only and shall not control or affect the construction or interpretation of this Agreement in any respect.

9.11           Severability.  The parties intend the provisions of this Agreement to be severable.  If any provision of this Agreement is held to be invalid or unenforceable in whole or in part in any jurisdiction, such provision, as to such jurisdiction, shall be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability of that provision in any other jurisdiction, or the remaining provisions of this Agreement in any jurisdiction.

9.12           Entire Agreement.  This Agreement and the Loan Documents represent the entire agreement and understanding of the parties respecting the Line of Credit Facility, and may not be amended subsequently by oral statements of, or courses of dealing between, the parties.

9.13           Location of Records.  Borrower maintains a place of business and substantially all of Borrower's records at the following location:

One Crescent Drive, Suite 203,
Navy Yard Corporate Center,
Philadelphia, PA 19112

Borrower will notify Bank in advance of any change in the location of any business of Borrower, including any change in the location of records, whether by reason of the establishment of a new place of business or the discontinuance of a present place of business.

9.14           Conflicting Provisions.  In the event of any direct conflict between the provisions of this Agreement and the provisions of other Loan Documents, the provisions of this Agreement shall control.

9.15           Submission to Jurisdiction.  Borrower and Bank agree that any suit, action or proceeding may be instituted in any state or Federal court in the Commonwealth of Pennsylvania, and irrevocably and unconditionally submit to the jurisdiction of any such court for such purpose.

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IN WITNESS WHEREOF, Borrower, Bank and Guarantor, each intending to be legally bound hereby, has executed or caused to be executed this Agreement on the Effective Date.

BANK:

REPUBLIC FIRST BANK (d/b/a republic bank) BY: /s/ Patrick J. Morris NAME: Patrick J. Morris TITLE: Executive Vice President

BORROWER:

RESOURCE CAPITAL INVESTOR, INC. BY: /s/ Thomas C. Elliott NAME: Thomas C. Elliott TITLE: Chief Financial Officer

RESOURCE PROPERTIES XXX, INC. BY: /s/ Thomas C. Elliott NAME: Thomas C. Elliott TITLE: Senior Vice President

Signature Page